Exhibit 10.3

Direct Tel: 001 781 687 8400
Direct Fax: 001 781 687 8005
Stuart.Clark@ftid.com

Mark Hepsworth
Broad Street House
55 Old Broad Street
London EC2M 1RX

2 April 2003

Dear Mark

I am delighted that you will be joining FT Interactive Data (Europe) Ltd., following the closing of the sale of Standard & Poor’s ComStock to Interactive Data Corporation. FT Interactive Data (Europe) Ltd., is the employing entity for Interactive Data Corporation in Europe.

Following our recent conversations, I am writing to confirm the following:

Your employment transfers to FT Interactive Data (Europe) Ltd with effect from 1 March 2003. However, your employment with Standard & Poor’s ComStock that commenced on 25 May 1995 will count as continuous service in matters relating to your employment.

You will join the Company as Managing Director ComStock (Europe, Middle East & Africa).

All of your terms and conditions of employment remain unchanged with the exception of the following:

‘Welcome Bonus’

You will receive a one-off ‘welcome bonus’ of £10,000 upon joining the company, this will paid as soon as administratively feasible.

Salary

Your salary will be £160,000 p.a.

Annual Bonus

You will be eligible to participate in Interactive Data Corporation’s Executive Bonus Plan. You will be eligible to a bonus potential of up to a maximum of 60% of your basic salary.

The criteria for bonus targets are set by the Interactive Data Corporation Compensation Committee each year, but for 2003 we expect the bonus to be structured as follows:  2/3 set against financial measures, and  1/3 set against non-financial measures.

At “On Target”, the Plan is expected to deliver approximately 2/3 of maximum. The annual bonus is normally paid around March/April in respect of the previous year.

Future bonus potential and structure are subject to annual review and approval by the Interactive Data’s Compensation Committee.

‘Anniversary’ Bonus

You will receive a bonus of £10,000 on the 12 month anniversary of joining the company (i.e. 1 March 2004) if the Company has not:

•	Already appointed you as European Managing Director of the combined FT Interactive Data and ComStock businesses or other equivalent role, or

•	Made plans for this appointment to occur shortly after this date.

In order to receive the bonus, you must be employed by the company on 1 March 2004.

In the event that you have been appointed to European Managing Director or to similar role (as outlined above) then this sum (£10,000) will be added to your basic salary at the time of this appointment.

Car Allowance

You are eligible to a car allowance of £5,000 p.a. paid monthly.

Stock Options

As approved by Interactive Data’s Compensation Committee and in accordance with the rules of the Plan:

Upon joining the Company you will receive 75,000 of Interactive Data Corporation stock options. The strike price is the closing price on Monday 3 March 2003 – i.e. $13.31.

Moving forward you will be eligible to participate in the Stock Option Plan subject to the criteria established by Interactive Data’s Compensation Committee each year.

Notice Period

Your notice period will be three months written notice by either party.

FT Interactive Data (Europe) Limited

Registered No.    949387 England

Registered Office: Fitzroy House

Epworth Street London EC2A 4DL

Pension

You will be invited to join the Final Pay section of the Pearson Group Pension Plan with an accrual rate of 1/45th of pensionable salary per annum, rather than at the rate of 1/60th quoted in the booklet enclosed. The death in retirement spouses pension will also be calculated at 60% of your pension before any reduction for tax free cash, rather than 50%. You will also be required to pay contributions at the rate of 5% of pensionable salary. Your pension and your life assurance cover are restricted by the earnings cap introduced in the Finance Act 1989. A pension booklet and an application from are enclosed.

Protecting the Business Interests

Please see Appendix A to this letter—entitled ‘Protecting the Business Interests’ – by accepting this offer you are also accepting these terms.

Yours sincerely

/s/ Stuart Clark

Stuart Clark

Chief Executive Officer

Interactive Data Corporation

Accepted by:	/s/ Mark Hepsworth	Date:	4-4-03
Mark Hepsworth

FT Interactive Data (Europe) Limited
Registered No. 949387 England
Registered Office: Fitzroy House
Epworth Street London EC2A 4DL

Appendix A

(Mark Hepsworth)

PROTECTING THE BUSINESS INTERESTS

CONFIDENTIALITY

All information about the Company’s business and trade secrets acquired during your employment is to be regarded as strictly confidential and must not be disclosed to another party, except as required in the normal course of your work. This includes, without limitation, publishing any literature, delivering any lecture, or making any communication to the Press or others relating to the Company’s products, or to any matter with which the Company may be concerned unless you have previously and on each occasion obtained permission from the Company. You may not disclose or make available to any person, firm or Company (except as required by the Company), any of the systems, computer programs, software, confidential information, trade secrets and method of doing business or information relating to a current or prospective business of the Company, and information concerning the particular selection of data providers or other important suppliers to the Company, information concerning the Company’s clients or prospective clients, price structures and discounts, clients’ requirements and technical specifications and the identity or whereabouts of individual suppliers where their identity or whereabouts has been disclosed to you in confidence.

The confidentiality obligations contained in the preceding paragraph will also apply to all information of the type described in that paragraph which relates or belongs to any other members of the or Pearson plc group of companies (the “Group”)—(including Interactive Data Corporation companies) which comes into your possession or of which you become aware.

The preceding confidentiality obligations will not apply to any information which would otherwise be confidential if and to the extent that its disclosure is required by law or the information is or has come into the public domain through no act or omission on your part.

Anyone joining the staff of the Company will appreciate that the reputation of the Company rests on the conduct and integrity of all members of staff. Therefore (without prejudice to any other right of dismissal that the Company may have) anyone who, prior to general publication, uses information gained as a result of their position on the staff for their personal gain, or who inputs any unauthorised information into any database or publication of the Company may be regarded as guilty of gross misconduct and liable to summary dismissal.

You shall not use, for your own profit or the profit of others, by trading in securities or any other means, information which comes into your possession as a result of your employment, before that information has become public.

FT Interactive Data (Europe) Limited
Registered No. 949387 England
Registered Office: Fitzroy House
Epworth Street London EC2A 4DL

These terms remain binding to you, even after you leave the Company’s employment.

DATA PROTECTION

The Data Protection Acts 1984 and 1999 impose responsibilities on organisations and their staff in respect of all personal data held on computers. The Company has fulfilled the registration requirements of the Acts and all employees where appropriate will be made aware of their responsibilities under the Acts.

The Company will ensure that any personal information about you that is in its possession is treated as confidential and will be used only for administration of Financial Times Group Companies policies, procedures and practices. Information may also be passed to Pearson plc and or Interactive Data to fulfil their reporting requirements and policies, procedures and practices. As we are an international group, your details may be transferred outside of the European Economic Area (EEA). Some data may be categorised under the Act as sensitive. By accepting the offer of employment and signing this contract will signify your explicit consent to any such transfers.

As they are business tools, the company records e-mail, Internet, and telephone usage, this includes web-sites visited and telephone numbers called. If the Company suspects misconduct by staff in any of these areas it reserves the right to access and use this information accordingly. The Company also reserves the right to access your Company e-mail account if you are absent from work and there is an urgent legitimate business need.

OUTSIDE INTERESTS

You may not accept a directorship of a trading Company without the approval of the Chief Executive Officer of Interactive Data Corporation. If you already hold such directorships you must declare these before your position can be confirmed.

The Company does not restrict your rights to undertake other work outside the normal hours of employment, provided that such work is declared and agreed in advance by your Manager, and does not conflict nor interfere with the Company’s interests.

COPYRIGHT

Copyright in all copyright works created by you, whether alone or in collaboration with others, whilst you are employed by the Company and which relate to any of the Company’s products or services, will be deemed for all purposes to be created in the course of your employment. Copyright for all purposes and in any part of the world in anything produced in the course of your employment by the Company shall belong to, and shall be assigned to the Company. The Company retains the sole right to reproduce, communicate or otherwise disseminate the material in any form.

FT Interactive Data (Europe) Limited
Registered No. 949387 England
Registered Office: Fitzroy House
Epworth Street London EC2A 4DL

If in the course of your duties you are required to undertake research or create original work, the Company shall be the legal and beneficial owner of the copyright and all other rights therein.

You assign to the Company absolutely the entire copyright in or relating to any copyright works which you create in the course of your employment with the Company (together with all rights of action in respect of any future infringement of such copyright) and all other rights of a like nature which may at the time of creation of such works or afterwards be conferred under the laws of the United Kingdom and elsewhere for the full term during which the said copyright and other rights and any renewals and extensions of such term may subsist.

Your assignment will become effective at the time you sign the enclosed duplicate of this letter.

All rights, including patents, in any invention and improvements to existing services and products made by you in the course of your employment are hereby assigned to the Company.

RESTRICTIVE COVENANTS

The restriction contained in the following paragraph is intended to protect the Company’s goodwill, client bases and its people. It is not intended to unreasonably hinder you from alternative employment.

For a period of six (6) months after leaving the Company, for whatever reason, you will not under any circumstances, within the United Kingdom or the Republic of Ireland whether on your own behalf or on behalf of others, seek directly or indirectly to employ, or entice away any person employed by the Company at the date of your leaving the Company or within three [3] months of such date and with whom you had dealings during the course of your employment.

After termination of your employment you will not misrepresent the nature of your former relationship with the Company or with any member of the Group nor will you make use of any corporate or business name which is identical or similar to, or likely to be confused with, any of the corporate names or business names of the Company or of any other member of the Group.

You agree that

1.	Each restriction contained in these terms is separate and independent.

2.	The duration, extent and application of the restrictions contained in these terms is no greater than is necessary to protect the goodwill of the business, its people and the trading connections and confidential information of the Company.

FT Interactive Data (Europe) Limited
Registered No. 949387 England
Registered Office: Fitzroy House
Epworth Street London EC2A 4DL

3.	If any of the covenants or restrictions contained in these terms are rendered or judged invalid or unenforceable by a court of competent jurisdiction such covenants(s) or restriction(s), or their relevant parts, will be deemed to be removed and will not therefore affect the validity or enforceability of the remaining covenant(s) or restrictions(s).

4.	The covenants or restrictions which are expressed to apply after termination will do so irrespective of whether your employment is terminated lawfully or unlawfully, fairly or unfairly.

FT Interactive Data (Europe) Limited
Registered No. 949387 England
Registered Office: Fitzroy House
Epworth Street London EC2A 4DL